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                                                                       EXHIBIT 8

                     PAUL, HASTINGS, JANOFSKY & WALKER LLP

                               November 13, 1997




Lexington Corporate Properties, Inc.
355 Lexington Avenue
New York, NY 10022

Ladies and Gentlemen:

            We have acted as counsel to Lexington Corporate Properties,
Inc., a Maryland corporation (the "Company"), in connection with the Form
S-3 Registration Statement (No. 333-3688) filed by the Company with the Securities and Exchange Commission (the "Commission") on May 31,1996 and
the Prospectus and Prospectus Supplement filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 and dated November
13, 1997 (collectively, the "Registration Statement"). In such capacity, you have requested our opinions concerning (i) the treatment of Lepercq Corporate Income Fund L. P. ( "LCIF" ), Lepercq Corporate Income Fund II
L.P. ("LCIF II"), LXP I, L.P. ("LXP I"), LXP II, L.P. ("LXP II"),
Barnhech Montgomery Associates, L.P. ("Montgomery"), Barngiant Livingston Associates, L.P. ("Livingston"), Barnhale Modesto Properties, L.P.
("Modesto"), Barnward Brownsville Properties, L.P. ("Brownsville"),
Barnvyn Bakersfield Associates, L.P. ("Bakersfield"), and Barnes
Rockshire Associates, L.P. ("Rockshire") as partnerships for Federal income tax purposes; and (ii) the qualification for Federal income tax purposes of the Company as a REIT under the Internal Revenue Code of
1986, as amended, (the "Code").
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Lexington Corporate Properties, Inc.
November 13, 1997
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             In rendering our opinions, we have examined and relied upon the
Registration Statement, the Fifth Amended and Restated Agreement of Limited Partnership of LCIF, the First Amended and Restated Agreement of Limited Partnership of Lex M-2, L.P., the Agreement of Limited Partnership of LXP I, L.P., the Agreement of Limited Partnership of LXP II, L.P., the Third Amended and Restated Limited Partnership Agreement of Montgomery, the Agreement of Limited Partnership of Livingston, the Second Amendment to the Agreement of Limited Partnership of Modesto, the Agreement of Limited Partnership of Brownsville, the Agreement of Limited Partnership of Bakersfield, the Agreement of Limited Partnership of Rockshire, the Articles of Incorporation and Bylaws of the Company, copies of the Company's Federal income tax returns on Form 1120-REIT for its taxable years ending December 31, 1993, December 31, 1994, December 31, 1995, and December 31, 1996, the Agreement and Plan of Merger between Corporate Realty Income Trust I ("CRIT") and the Company dated May 29, 1997 as well as other documents and information we have deemed appropriate.

             In addition, we have relied upon the representations of a duly appointed officer of the Company dated November 13, 1997 (the "Officer's Certificate") regarding the organization and actual and proposed operation of the Company. For purposes of our opinions, we have made such factual and legal inquiries, including examination of the documents set forth above, as we have deemed necessary or appropriate for purposes of our opinion. However, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Officer's Certificate. We have, consequently, relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. No facts have come to our attention, however, that would cause us to question the accuracy or completeness of such facts or documents in a material way. In addition, to the extent that any of the representations provided to us in the Officer's Certificate are with respect to matters set forth in the Code or Treasury Regulations thereunder, we have reviewed with the individuals making such
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Lexington Corporate Properties, Inc.
November 13, 1997
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representations the relevant portion of the Code and the applicable
Regulations.

             The opinions are based on the assumption that the Company has operated and will continue to be operated in the manner described in the Officer's Certificate, the Registration Statement, and the applicable organizational documents, and all terms and provisions of such documents have been and will continue to be complied with. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, it is our opinion that:

             1. LCIF, LCIF II, LXP I, LXP II, Montgomery, Livingston, Modesto, Brownsville, Bakersfield, and Rockshire are properly characterized as partnerships for Federal income tax purposes and not as associations taxable as corporations or publicly traded partnerships.

             2. The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years ending December 31, 1993, December 31, 1994, December 31, 1996, and the Company's current organization and method of operation, taking into account the anticipated merger of CRIT with and into the Company, as set forth in the Officer's Certificate, the Registration Statement and other applicable documents, should enable it to continue to meet the requirements for qualification and taxation as a REIT.

             The above opinions are based on the Code, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial interpretations thereof, and the applicable laws of the States of Delaware and Maryland, in each case as in effect on the date hereof, all of which are subject to change. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome
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Lexington Corporate Properties, Inc.
November 13, 1997
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on the merits and is not binding on the Internal Revenue Service or the courts.
Accordingly, there can be no assurance that the Internal Revenue Service will not take a contrary position, that the applicable law will not change, or that any such change will not have retroactive effect. Moreover, the Company's qualification and taxation as a REIT depends upon the Company's ability to meet, on a continuing basis, through actual annual operating and other results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Paul, Hastings, Janofsky & Walker LLP will not review the Company's compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any one taxable year will satisfy such requirements.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to us under the caption REIT Qualification Requirements in the Prospectus Supplement.


                                        Very truly yours,

                                        PAUL, HASTINGS, JANOFSKY & WALKER LLP